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                                                                       EXHIBIT A
                                                                              TO
                                                             SECURITIES PURCHASE
                                                                       AGREEMENT


                          CERTIFICATE OF DESIGNATIONS,
                             PREFERENCES AND RIGHTS

                                       OF

                      SERIES H CONVERTIBLE PREFERRED STOCK

                                       OF

                       PALOMAR MEDICAL TECHNOLOGIES, INC.

                         Pursuant to Section 151 of the
                        Delaware General Corporation Law

        Palomar Medical Technologies, a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law.

        RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "BOARD OF DIRECTORS" or the "BOARD") in accordance with the provisions of its Certificate of Incorporation, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $.01 per share (the "PREFERRED STOCK"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

        Series H Convertible Preferred Stock:

                            I. DESIGNATION AND AMOUNT

        The designation of this series, which consists of 20,000 shares of Preferred Stock, is the Series H Convertible Preferred Stock (the "SERIES H
PREFERRED STOCK") and the face amount shall be One Thousand U.S. Dollars ($1,000.00) per share (the "FACE AMOUNT").

                                II. NO DIVIDENDS

        The Series H Preferred Stock will bear no dividends, and the holders of the Series H


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                                      -2-

Preferred Stock shall not be entitled to receive dividends on the Series H Preferred Stock.

                            III. CERTAIN DEFINITIONS

        For purposes of this Certificate of Designations, the following terms shall have the following meanings:

        A. "CLOSING BID PRICE" means, for any security as of any date, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to holders of a majority of the then outstanding shares of Series H Preferred Stock if Bloomberg Financial Markets is not then reporting closing bid prices of such security (collectively, "BLOOMBERG"), or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to holders of a majority of the then outstanding shares of Series H Preferred Stock, with the costs of such appraisal to be borne by the Corporation.

        B. "CLOSING DATE" means the Closing Date under that certain Securities Purchase Agreement dated March 27, 1997 by and among the Corporation and the initial purchasers of the Series H Preferred Stock (the "SECURITIES PURCHASE AGREEMENT").

        C. "CONVERSION DATE" means, for any Optional Conversion, the date specified in the notice of conversion in the form attached hereto (the "NOTICE OF CONVERSION"), so long as the copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation before Midnight, New York City time, on the Conversion Date indicated in the Notice of Conversion. If the Notice of Conversion is not so delivered before such time, then the Conversion Date shall be the date the holder delivers the Notice of Conversion to the Corporation. The Conversion Date for the Required Conversion at Maturity shall be the Maturity Date (as such terms are defined in Paragraph D of Article IV).

        D. "CONVERSION PERCENTAGE" shall have the following meaning and shall be subject to adjustment as provided herein:

           If the Conversion Date is:         Then the Conversion Percentage is:

           On or prior to the 179th day                       100%
           after the Closing Date
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                                      -3-

           On or after the 180th and on or prior               90%
           to the 269th day after the Closing Date

           On or after the 270th day after                     85%
           the Closing Date

        E. "CONVERSION PRICE" means, (i) with respect to any Conversion Date occurring prior to the 210th day after the Closing Date, the Variable Conversion Price and (ii) with respect to any Conversion Date occurring on or after the 210th day after the Closing Date, the lower of the Conversion Price Ceiling and the Variable Conversion Price, each in effect as of such date and subject to adjustment as provided herein.

        F. "CONVERSION PRICE CEILING" means the average of the Closing Bid Prices for the Common Stock for the twenty (20) consecutive trading days ending on the trading day immediately preceding the 210th day after the Closing Date (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such twenty (20) trading day period), and shall be subject to adjustment as provided herein.

        G. "CONVERSION PRICE FLOOR" means (i) on or prior to that date which is two hundred ten (210) days after the Closing Date, $6.00, and (ii) after that date which is two hundred ten (210) days after the Closing Date, the lower of
(a) $6.00 and (b) the product of (.65) and the Conversion Price Ceiling, and shall be subject to adjustment as provided herein.

        H. "N" means the sum of (a) the number of days from, but excluding, the date of issuance of such share of Series H Preferred Stock, through and including the earlier of (i) the Conversion Date for such share of Series H Preferred Stock and (ii) such date (if any) that the average of the Closing Bid Prices for the Common Stock for ten (10) consecutive trading days is greater than one hundred and seventy five percent (175%) of the initial Conversion Price Ceiling determined under Paragraph F of this Article III (subject to equitable adjustment for any of the events described in Article XI.A) plus (b) the number of days not included in clause (a) of this Paragraph H (if any) during the period beginning on, but excluding, the date such share of Series H Preferred Stock was required to be (but was not) redeemed by the Corporation pursuant to
Article VIII.B and the subsequent Conversion Date for such share of Series H Preferred Stock.

        I. "PREMIUM" means an amount equal to: (i) (.06)x(N/365)x(1,000) for the period beginning on the Closing Date and ending on that date which is 179 days after the Closing Date, (ii) (.07)x(N/365)x(1,000) for the period beginning on the 180th day after the Closing Date and ending on that date which is 269 days after the Closing Date, and (iii) (.08)x(N/365)x(1,000) for the period beginning on the 270th day after the Closing Date and thereafter.

        I. "VARIABLE CONVERSION PRICE" means, as of any date of determination, the amount obtained by multiplying the Conversion Percentage then in effect by the average of the Closing

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Bid Prices for the Common Stock for ten (10) consecutive  trading days ending on the trading day immediately preceding such date of determination (subject to equitable adjustments for any stock splits, stock dividends, reclassifications or similar events during such ten (10) trading day period), and shall be subject to adjustment as provided herein.

                                 IV. CONVERSION

        A. Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Paragraph C of this Article IV, each holder of shares of Series H Preferred Stock may, at any time and from time to time, convert (an "OPTIONAL CONVERSION") each of its shares of Series H Preferred Stock into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the following formula:

                               1,000 + THE PREMIUM
                                CONVERSION PRICE

        B. Mechanics of Conversion. In order to convert Series H Preferred Stock into shares of Common Stock, a holder shall: (x) deliver (by facsimile or otherwise) a copy of the fully executed Notice of Conversion to the Corporation and (y) surrender or cause to be surrendered the original certificates representing the Series H Preferred Stock being converted (the "PREFERRED STOCK CERTIFICATES"), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. At the request of a holder and upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a holder, the Corporation shall immediately send, via facsimile, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock issuable upon such conversion unless either the Preferred Stock Certificates are delivered to the Corporation as provided above, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed (subject to the requirements of Article XIV.B).

                (i) Delivery of Common Stock Upon Conversion. The Corporation shall, within one business day after the later of (a) the second business day following the Conversion Date in the case of DWAC deliveries and the third business day following the Conversion date in all other cases and (b) the date of such surrender (or, in the case of lost, stolen or destroyed certificates, the date on which indemnity pursuant to Article XIV.B is provided) (the "DELIVERY PERIOD"), and provided the holder has surrendered Preferred Stock Certificates, issue and deliver to or upon the order of the holder (x) that number of shares of Common Stock issuable upon conversion of such shares of Series H Preferred Stock being converted and (y) a certificate representing the number of shares of Series H Preferred Stock not being converted, if any.

                (ii) Taxes. The Corporation shall pay any and all taxes which may be

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        imposed  upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series H Preferred Stock.

                (iii) No Fractional Shares. If any conversion of Series H Preferred Stock would result in the issuance of either a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Series H Preferred Stock shall be the closest whole number of shares.

                (iv) Status as Stockholder. Upon submission of a Notice of Conversion by a holder of Series H Preferred Stock, the shares covered thereby shall be deemed converted into shares of Common Stock as of the Conversion Date and the holder's rights as a holder of such converted shares of Series H Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designations (including its right to regain its status as a Series H Preferred Stockholder pursuant to
        Article VI.E).

                (v) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, the Corporation shall submit the disputed calculations to its outside accountant via facsimile within two (2) business days of receipt of the Notice of Conversion. The accountant shall audit the calculations and notify the Corporation and the holder of the results no later than two (2) business days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

        C. Limitations on Conversions. (i) Except in a Required Conversion at Maturity, in no event shall a holder of shares of Series H Preferred Stock be entitled to receive shares of Common Stock to the extent that the sum of (a) the number of shares of Common Stock beneficially owned by the holder and its affiliates (exclusive of shares issuable upon conversion of the unconverted portion of the shares of Series H Preferred Stock or the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (b) the number of shares of Common Stock issuable upon the conversion of the shares of Series H Preferred Stock with respect to which the determination of this subparagraph is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D-G thereunder, except as otherwise provided in clause (i) above. The Corporation shall be entitled to rely, and shall be fully protected in relying, on any statement or representation made by a holder of Series H Preferred Stock to the Corporation in connection

                                      -6-

with a particular conversion without any obligation on the part of the Corporation to make any inquiry or investigation or to examine its records or the records of any transfer agent for the Common Stock. The restriction contained in this Paragraph C shall not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the Common Stock and each holder of Series H Preferred Stock shall approve such alteration, amendment, deletion or change.

                (ii) Except as otherwise provided in Article XIII, during any thirty (30) day period beginning on the Closing Date and ending on the earlier of (a) that date which is two hundred and nine (209) days after the Closing Date and (b) that date (if any) that the Corporation delivers an Optional Redemption Notice (as defined below) to the holders of Series H Preferred Stock pursuant to Article VIII.B, no holder of Series H Preferred Stock may convert in excess of thirty-three percent (33%) of the shares of Series H Preferred Stock initially purchased by such Holder; provided, however, if such holder has already converted sixty-six percent (66%) of the shares of Series H Preferred Stock so purchased, such holder may convert the remaining thirty-four percent (34%) of the shares so purchased in the next succeeding thirty day period or thereafter.

        D. Required Conversion at Maturity. Provided all shares of Common Stock issuable upon conversion of all outstanding shares of Series H Preferred Stock are then (i) authorized and reserved for issuance, (ii) registered under the Securities Act of 1933, as amended (the "SECURITIES ACT") for resale by the holders of such shares of Series H Preferred Stock and (iii) eligible to be traded on either the NASDAQ, the New York Stock Exchange or the American Stock Exchange, each share of Series H Preferred Stock issued and outstanding on March 27, 2002 (the "MATURITY DATE") (and any accrued and unpaid Conversion Default Payments), automatically shall be converted into shares of Common Stock on such date in accordance with the conversion formulas set forth in Paragraph A of this
Article IV (the "REQUIRED CONVERSION AT MATURITY"). If a Required Conversion at Maturity occurs, the Corporation and the holders of Series H Preferred Stock shall follow the applicable conversion procedures set forth in Paragraph B of this Article IV; PROVIDED, HOWEVER, that the holders of Series H Preferred Stock are not required to deliver a Notice of Conversion to the Corporation.

                    V. RESERVATION OF SHARES OF COMMON STOCK

        A. Reserved Amount. Upon adoption of this Certificate of Designations by the Corporation's Board of Directors, the Corporation shall have reserved 4,500,000 authorized but unissued shares of Common Stock for issuance upon conversion of the Series H Preferred Stock and thereafter the number of authorized but unissued shares of Common Stock so reserved (the "RESERVED AMOUNT") shall at all times be sufficient to provide for the conversion of the Series H Preferred Stock outstanding at the then current Conversion Price. The Reserved Amount shall be allocated to the holders of Series H Preferred Stock as provided in Article XIV.D.

        B. Increases to Reserved  Amount.  If the Reserved  Amount for any three
(3)
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consecutive  trading  days (the last of such  three (3)  trading  days being the
"AUTHORIZATION TRIGGER DATE") shall (i) during the period beginning on the Closing Date and ending on that date which is one hundred fifty (150) days after the Closing Date be less than 100% of the number of shares of Common Stock issuable upon conversion of the Series H Preferred Stock on such trading days, or (ii) on or after that date which is one hundred fifty one (151) days after the Closing Date, be less than 135% of the number of shares of Common Stock issuable upon conversion of the Series H Preferred Stock on such trading days, the Corporation shall immediately notify the holders of Series H Preferred Stock
of  such  occurrence  and  shall  take  immediate  action   (including   seeking
shareholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 150% of the number of shares of Common Stock into which the Series H Preferred Stock are then convertible. In the event the Corporation fails to so increase the Reserved Amount within ninety (90) days after an Authorization Trigger Date, each holder of Series H Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Redemption Notice (as defined in Article VIII.D) to the Corporation, to require the Corporation to purchase for cash, at an amount per share equal to the Redemption Amount (as defined in Article VIII.C), a portion of the holder's Series H Preferred Stock such that, after giving effect to such purchase, the holder's allocated portion of the Reserved Amount exceeds 135% of the total number of shares of Common Stock issuable to such holder upon conversion of its Series H Preferred Stock. If the Corporation fails to redeem any of such shares within five (5) business days after its receipt of a Redemption Notice, then such holder shall be entitled to the remedies provided in Article VIII.D.

                       VI. FAILURE TO SATISFY CONVERSIONS

        A. Conversion Default Payments. If, at any time, (x) a holder of shares of Series H Preferred Stock submits a Notice of Conversion and the Corporation fails for any reason (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount, for which failure the holders shall have the remedies set forth in Article V) to deliver, on or prior to the fourth business day following the expiration of the Delivery Period for such conversion, the shares of Common Stock to which such holder is entitled upon such conversion, or (y) the Corporation provides notice to any holder of Series H Preferred Stock at any time of its intention not to issue shares of Common Stock upon exercise by any holder of its conversion rights in accordance with the terms of this Certificate of Designations other than because such issuance would exceed such holder's allocated portion of the Reserved Amount (each of (x) and (y) being a "CONVERSION DEFAULT"), then the Corporation shall pay to the affected holder, in the case of a Conversion Default described in clause (x) above, and to all holders, in the case of a Conversion Default described in clause (y) above, payments for the first ten (10) business days following the expiration of the Delivery Period, in the case of a Conversion Default described in clause (x), and for the first ten (10) business days of any other Conversion Default, an amount equal to $1,000 per day. In the event any Conversion Default continues beyond such ten (10) business day period, the Corporation shall pay to the holder an additional amount equal to:

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                     (.24) x (D/365) x (the Default Amount)

where:

        "D" means the number of days after the expiration of the ten (10) business day period described above through and including the Default Cure Date;

        "DEFAULT AMOUNT" means (i) the total Face Amount of all shares of Series H Preferred Stock held by such holder plus (ii) the total Premium as of the first day of the Conversion Default on all shares of Series H Preferred Stock included in clause (i) of this definition; and

        "DEFAULT CURE DATE" means (i) with respect to a Conversion Default described in clause (x) of its definition, the date the Corporation effects the conversion of the full number of shares of Series H Preferred Stock and (ii) with respect to a Conversion Default described in clause (y) of its definition, the date the Corporation begins to honor all conversions of Series H Preferred Stock in accordance with Article IV.A.

        The payments to which a holder shall be entitled pursuant to this Paragraph A are referred to herein as "CONVERSION DEFAULT PAYMENTS." A holder may elect to receive accrued Conversion Default Payments in cash or to convert all or any portion of such accrued Conversion Default Payments, at any time, into Common Stock at the Conversion Price in effect at the time of such conversion. In the event a holder elects to receive any Conversion Default Payments in cash, it shall so notify the Corporation in writing. Such payment shall be made in accordance with and be subject to the provisions of Article XIV.F. In the event a holder elects to convert all or any portion of the Conversion Default Payments, the holder shall indicate on a Notice of Conversion such portion of the Conversion Default Payments which such holder elects to so convert and such conversion shall otherwise be effected in accordance with the provisions of Article IV.

        B. Adjustment to Conversion Price. If a holder has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Delivery Period with respect to a conversion of Series H Preferred Stock for any reason (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount, for which failure the holders shall have the remedies set forth in Article V), then the Conversion Price in respect of any shares of Series H Preferred Stock held by such holder shall thereafter be the lesser of (i) the Conversion Price on the Conversion Date specified in the Notice of Conversion which resulted in the Conversion Default and (ii) the lowest Conversion Price in effect during the period beginning on, and including, such Conversion Date through and including the day such shares of Common Stock are delivered to the holder and (iii) the Conversion Price (calculated in accordance with Article III.E) on the Conversion Date specified in the Notice of Conversion for such share of Series H Preferred Stock. If there shall occur a Conversion Default of the type described in clause
(y) of Article VI.A, then the Conversion Price with respect to any conversion thereafter shall be the lower of (x) the lowest Conversion Price in effect at any time during the period beginning on, and following, the date of the occurrence of such Conversion Default through and including the Default Cure Date and (y) the Conversion Price (calculated in accordance with Article III.E) on the Conversion Date specified in the Notice of Conversion for such share of Series H Preferred Stock.. The Conversion Price shall thereafter be subject to further adjustment for any events described in Article XI.

        C. Buy-In Cure. If (i) the Corporation fails for any reason to deliver during the Delivery Period shares of Common Stock to a holder upon a conversion of shares of Series H Preferred Stock having a Conversion Date on or prior to a date upon which the Corporation has notified the applicable holder in writing that the Corporation is unable to honor conversions and (ii) after the applicable Delivery Period with respect to such conversion, such holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such holder of the shares of Common Stock which such holder anticipated receiving upon such conversion (a "BUY-IN"), the Corporation shall pay such holder (in addition to any other remedies available to the holder) the amount by which (x) such holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the total Face Amount (plus the accrued Premium thereon) of the portion of the Series H Preferred Stock resulting in the Buy-In. For example, if a holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of Series H Preferred Stock having a total Face Amount and accrued Premium of
$10,000, the Corporation will be required to pay the holder $1,000. A holder shall provide the Corporation written notification indicating any amounts payable to such holder pursuant to this Paragraph C. The Corporation shall make any payments required pursuant to this Paragraph C in accordance with and subject to the provisions of Article XIV.F.

        D. Redemption Right. If the Corporation fails, and such failure continues uncured for five (5) business days after the Corporation has been notified thereof in writing by the holder, for any reason (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount, for which failure the holders shall have the remedies set forth in
Article V) to issue shares of Common Stock within ten (10) business days after the expiration of the Delivery Period with respect to any conversion of Series H Preferred Stock, then the holder may elect at any time and from time to time prior to the Default Cure Date for such Conversion Default, by delivery of a Redemption Notice (as defined in Article VIII.D) to the Corporation, to have all or any portion of such holder's outstanding shares of Series H Preferred Stock purchased by the Corporation for cash, at an amount per share equal to the Redemption Amount (as defined in Article VIII.C). If the Corporation fails to redeem any of such shares within five (5) business days after its receipt of a Redemption Notice, then such holder shall be entitled to the remedies provided in Article VIII.D.

        E. Retention of Rights as Series H Preferred Stockholder. If a holder has not received certificates for all shares of Common Stock prior to the tenth
(10th) business day after the expiration of the Delivery Period with respect to a conversion of Series H Preferred Stock for any reason, then the Corporation shall, as soon as practicable, return such unconverted shares of

Series H Preferred Stock to the holder and (unless the holder otherwise elects to retain its status as a holder of Common Stock) the holder shall regain the rights of a holder of Series H Preferred Stock with respect to such shares. In all cases, the holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive Conversion Default Payments pursuant to Paragraph A above to the extent required thereby for such Conversion Default and any subsequent Conversion Default and (ii) the right to have the Conversion Price with respect to subsequent conversions determined in accordance with Paragraph B above) for the Corporation's failure to convert Series H Preferred Stock.

                          VII. [INTENTIONALLY OMITTED]

                     VIII. REDEMPTION DUE TO CERTAIN EVENTS

        A. Redemption by Holder. In the event (each of the events described in clauses (i)-(v) below after expiration of the applicable cure period (if any) being a "REDEMPTION EVENT"):

                (i) the Common Stock (including all of the shares of Common Stock issuable upon conversion of the Series H Preferred Stock) is suspended from trading on any of, or is not listed or designated for quotation (and authorized) for trading on at least one of, the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market or the NASDAQ Small Cap Market ("NASDAQ") for an aggregate of ten (10) trading days in any nine (9) month period,

                (ii) the Registration Statement required to be filed by the Corporation pursuant to Section 2(a) of the Registration Rights Agreement, dated as of March 27, 1997, by and among the Corporation and the other signatories thereto (the "REGISTRATION RIGHTS AGREEMENT"), has not been declared effective by the 180th day following the Closing Date or such Registration Statement, after being declared effective, cannot be utilized by the holders of Series H Preferred Stock for the resale of all of their Registrable Securities (as defined in the Registration Rights Agreement) for an aggregate of more than thirty (30) days in any consecutive twelve month period,

                (iii) the Corporation fails, and any such failure continues uncured for five (5) business days after the Corporation has been notified thereof in writing by the holder, to remove any restrictive legend on any certificate or any shares of Common Stock issued to the holders of Series H Preferred Stock upon conversion of the Series H Preferred Stock as and when required by this Certificate of Designations, the Securities Purchase Agreement or the Registration Rights Agreement,

                (iv) the Corporation provides notice to any holder of Series H Preferred Stock, including by way of public announcement, at any time, of its intention not to issue shares of Common Stock to any holder of Series H Preferred Stock upon conversion in accordance with the terms of this Certificate of Designations (other than due to the circumstances contemplated by Article V, for which the holders shall have the remedies set forth in such Article), or

                (v) the Corporation shall:

                        (a) sell,  convey or dispose of all or substantially all
                of its assets;

                        (b) merge,  consolidate  or engage in any other business
                combination with any other entity (other than a merger, consolidation or business combination in which the holders of the Corporation's voting securities immediately preceding such merger, consolidation or business combination own, on a pro rata basis, at least 50% of the surviving entity's voting securities); or

                        (c) have fifty percent (50%) or more of the voting power
                of its capital stock owned beneficially by one person, entity or "group" (as such term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended),

        then, upon the occurrence of any such Redemption Event, each holder of shares of Series H Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Redemption Notice (as defined in Paragraph D below) to the Corporation while such Redemption Event continues, to require the Corporation to purchase for cash any or all of the then outstanding shares of Series H Preferred Stock held by such holder for an amount per share equal to the Redemption Amount (as defined in Paragraph C below) in effect at the time of the redemption hereunder. For the avoidance of doubt, the occurrence of any event described in clauses (i), (ii), (iv) or (v) above shall immediately constitute a Redemption Event and there shall be no cure period.

        B. Redemption by Corporation.

                (i) If at any time after that date which is two (2) years after the Closing Date, the average of the Closing Bid Prices for the Common Stock for ten (10) consecutive trading days is greater than the Conversion Price Ceiling multiplied by 1.5 (subject to equitable adjustments for stock splits, stock dividends, reclassifications or similar events during such ten (10) trading day period), then the Corporation shall have the right to redeem up to fifty percent (50%) of the Series H Preferred Stock for a price per share equal to the Optional Redemption Amount (as defined below). If at any time after the Closing Date the average of the Closing Bid Prices for the Common Stock for ten
        (10) consecutive trading days is greater than the Conversion Price Ceiling multiplied by 2.0 (subject to equitable adjustments for stock splits, stock dividends, reclassifications or similar events during such ten (10) trading day period) then the Corporation shall have the right to redeem (such right, collectively with the Corporation's redemption rights pursuant to the immediately preceding sentence, shall be referred to as "REDEMPTION AT CORPORATION'S ELECTION") any or all of the Series H Preferred Stock for an amount equal to the Optional redemption Amount. A Redemption at Corporation's Election shall be exercisable by the Corporation in its sole discretion by delivery of an Optional Redemption Notice (as defined below). Holders of Series H Preferred Stock may convert all or any part of their shares of Series H Preferred Stock into Common Stock by delivering a Notice of Conversion to the Corporation at any time prior to that date which is ten (10) days after receipt of an Optional Redemption Notice. The "OPTIONAL REDEMPTION Amount" with respect to each share of Preferred Stock means (a) for redemptions pursuant to the first sentence of this subparagraph (i), an amount equal to:

                                (1,000 + P) x 1.5
                                       CCP

        and (b) for redemptions pursuant to the second sentence of this subparagraph (I), an amount equal to:

                                (1,000 + P) x 2.0
                                       CCP

        where:

                "P" means the accrued Premium on such share of Series H Preferred Stock through the date of redemption; and

                "CCP" means the Conversion Price Ceiling on the date of the redemption.

                (ii) The  Corporation  shall effect each  redemption  under this
        Section VIII.B by giving at least ten (10) trading days but not more than twenty (20) trading days (subject to extension as set forth below) prior written notice (the "OPTIONAL REDEMPTION NOTICE") of the date which such redemption is to become effective (the "EFFECTIVE DATE OF REDEMPTION") and the Optional Redemption Amount to (a) the holders of Series H Preferred Stock selected for redemption at the address and facsimile number of such holder appearing in the Corporation's register for the Series H Preferred Stock and (b) the transfer agent for the Common Stock, which Optional Redemption Notice shall be deemed to have been delivered on the business day after the Corporation's fax (with a copy sent by overnight courier) of such notice to the holders of Series H Preferred Stock.

                (iii) The Optional Redemption Amount shall be paid to the holder of the Series H Preferred Stock being redeemed within three (3) business days of the Effective Date of Redemption; PROVIDED, HOWEVER, that the Corporation shall not be obligated to deliver any portion of the Optional Redemption Amount until either the certificates evidencing the Series H Preferred Stock being redeemed are delivered to the office of the Corporation, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and delivers the documentation in accordance with Article XIV.B hereof. Notwithstanding anything herein to the contrary, in the event that the certificates evidencing the Series H Preferred Stock redeemed are not delivered to the Corporation prior to the 3rd business day following the Effective Date of Redemption, the redemption of the Series H Preferred Stock pursuant to this Article VIII.B shall still be deemed effective as of the Effective Date of Redemption and the Optional Redemption Price shall be paid to the holder of Series H Preferred Stock redeemed within five (5) business days of the date the certificates evidencing the Series H Preferred Stock redeemed are actually delivered to the Corporation.

                (iv) Notwithstanding the provisions of Article IV hereof, if the Conversion Price on the date a holder delivers a Conversion Notice is less than or equal to the Conversion Price Floor then in effect, the Corporation may, at its option, elect to redeem the shares of Series H Preferred Stock which are the subject of such Conversion Notice at a price per share equal to the Floor Redemption Amount (as defined below) in lieu of converting such shares to Common Stock. Each holder of Series H Preferred Stock shall have the right, by sending a written request to the Corporation, to require the Corporation to provide advance written notice to such holder stating whether the Corporation will elect to exercise its redemption rights pursuant to this paragraph (iv). The Corporation shall have five (5) business days from receipt of such request to reply in writing to such holder. In the event Corporation either fails to so reply or replies that it will not elect to exercise such redemption rights, the Corporation shall forfeit its rights to redeem shares of Series H Preferred Stock pursuant to this paragraph
        (iv) during the thirty (30) day period immediately following the expiration of the Corporation's reply period or receipt of such election not to redeem, as the case may be. In the event the Corporation notifies a holder of its intention to redeem shares of Series H Preferred Stock pursuant to this paragraph (v) and such holder delivers a Conversion Notice at any time during which the Corporation has redemption rights pursuant to this paragraph (iv) and the Corporation, prior to the date of such Conversion Notice, has not provided such holder with written notice that it no longer intends to exercise its redemption rights pursuant to this paragraph (iv), the Corporation shall, no later than thirty (30) days from the date of such Conversion Notice, pay to such holder the Floor Redemption Amount for each share of series H Preferred which is covered by such Conversion Notice. The Floor Redemption Amount per share means an amount equal to:

                                (1000+P) x (RAP)

                where:

                "P" means the accrued Premium on such share of Series H Preferred Stock through the date of redemption.

                "RAP" means:

                If the Redemption occurs:                    RAP

                On or prior to the 209th
                day after the Closing Date                   110%

                On or after the 210th and on or prior
                to the 299th day after the Closing Date      112%

                On or after the 300th and on or prior
                to the 394th day after the Closing Date      115%

                On or after the 395th day
                after the Closing Date                       120%


                (v) If the  Corporation  fails to pay,  when due and owing,  any
        Optional Redemption Amount or Floor Redemption Amount, then the holder of Series H Preferred Stock entitled to receive such Optional Redemption Amount or Floor Redemption Amount, as the case may be, shall have the right, at any time and from time to time, to require the Corporation, upon written notice, to immediately convert (in accordance with the terms of paragraph A of Article IV) any or all of the shares of Series H Preferred Stock which are the subject of such redemption, into shares of Common Stock at the lowest Conversion Price in effect during the period beginning on the date the Corporation elected to redeem such shares of Series H Preferred Stock and ending on the earlier of the date the Corporation effects such redemption and the twentieth trading day following either the Conversion Date which gave rise to the right of redemption (in the case of a redemption pursuant to subparagraph (iv) of this Paragraph B) or the Effective Date of Redemption (in the case of a Redemption at Corporation's Election), as the case may be. In addition, if the Corporation fails to pay a Floor Redemption Amount, when due and owing, the Corporation shall thereafter forfeit its rights this Paragraph B to effect any redemption with respect to any or all issued and outstanding shares of Series H Preferred Stock, and in the case of a failure to pay all or any portion of an Optional Redemption Amount, shall pay the holder entitled to such Optional Redemption Amount an amount equal to:

                                       ORA
                                       ____ x (ORF-LCBP)
                                       OCP

        where:

                "ORA" means the amount of the Optional Redemption Amount which the Corporation failed to so pay;

                "OCP" means the Conversion Price in effect on the Effective Date of Redemption;

                "ORF" means (i) with respect to any redemption pursuant to the first sentence of Article VIII.B (I), the product obtained by multiplying 1.5 by the Conversion Price Ceiling and (ii) with respect to any redemption pursuant to the second sentence of Article VIII.B(ii), the product obtained by multiplying 2.0 by the Conversion Price Ceiling; and

                "LCBP" means the lowest Closing Big Price of the Corporation's Common Stock during the Twenty (20) trading day period beginning on the Effective Date of redemption.


        C. Definition of Redemption Amount. The "REDEMPTION AMOUNT" with respect to a share of Series H Preferred Stock means an amount equal to:

                                    1,000 + P
                                                 X     M
                                    ---------
                                       C P

        where:

                "P" means the accrued Premium on such share of Series H Preferred Stock through the date of redemption;

                "CP" means the Conversion Price in effect on the date of the Redemption Notice; and

                "M" means the highest Closing Bid Price of the Corporation's Common Stock during the period beginning on the date of the Redemption Notice and ending on the date of the redemption.

        D. Redemption Defaults. If the Corporation fails to pay any holder the Redemption Amount with respect to any share of Series H Preferred Stock within five (5) business days of its receipt of a notice requiring such redemption (a "REDEMPTION NOTICE"), then the holder of Series H Preferred Stock delivering such Redemption Notice (i) shall be entitled to interest on the Redemption Amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest rate permitted by applicable law from the date of the Redemption Notice until the date of redemption hereunder, and (ii) shall have the right, at any time and from time to time, to require the Corporation, upon written notice, to immediately convert (in accordance with the terms of Paragraph A of Article
IV) all or any portion of the Redemption Amount, plus interest as aforesaid, into shares of Common Stock at the lowest Conversion Price in effect during the period beginning on the date of the Redemption Notice and ending on the Conversion Date with respect to the conversion of such Redemption Amount. In the event the Corporation is not able to redeem all of the shares of Series H Preferred Stock subject to Redemption Notices, the Corporation shall redeem shares of Series H Preferred Stock from each holder pro rata, based on the total number of shares of Series H Preferred Stock included by such holder in the Redemption Notice relative to the total number of shares of Series H Preferred Stock in all of the Redemption Notices.

                                    IX. RANK

        All shares of the Series H Preferred Stock shall rank (i) prior to the Corporation's common stock, par value $.01 per share (the "COMMON STOCK"); (ii) pari passu with any class or series of capital stock of the Corporation now outstanding or hereafter created other than the Common Stock or classes or series of capital stock of the Corporation specifically ranking, by their terms, junior to the Series H Preferred Stock (the "PARI PASSU SECURITIES"); and (iii) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series H Preferred Stock obtained in accordance with Article XIII hereof) specifically ranking, by its terms, senior to the Series H Preferred Stock (the "SENIOR SECURITIES"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                            X. LIQUIDATION PREFERENCE

        A. If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (a "LIQUIDATION EVENT"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series H Preferred Stock shall have received the Liquidation Preference with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series H Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series H Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares. After payment in full of the Liquidation Preference of the shares of the Series H Preferred Stock and the Pari Passu Securities, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation.

        B. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation with or into any other entity nor the sale or transfer by the Corporation of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Corporation.

        C. The "LIQUIDATION PREFERENCE" with respect to a share of Series H Preferred Stock means an amount equal to the Face Amount thereof plus the Premium thereon through the date of final distribution. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Designations filed in respect thereof.

                     XI. ADJUSTMENTS TO THE CONVERSION PRICE

        The Conversion Price shall be subject to adjustment from time to time as follows:

        A. Stock Splits, Stock Dividends, Etc. If at any time on or after a determination of the Conversion Price Ceiling or Conversion Price Floor, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Price Ceiling and Conversion Price Floor shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event at anytime on or after the determination of the Conversion Price Ceiling or Conversion Price Floor, the Conversion Price Ceiling and Conversion Price Floor shall be proportionately increased. In such event, the Corporation shall notify the transfer agent for the Common Stock of such change on or before the effective date thereof.

        B.  Adjustment Due to Major  Announcement.  In the event the Corporation
(i) makes a public announcement that it intends to consolidate or merge with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged) or to sell or transfer all or substantially all of the assets of the Corporation or (ii) any person, group or entity (including the Corporation) publicly announces a tender offer to purchase 50% or more of the Corporation's Common Stock (the date of the announcement referred to in clause (i) or (ii) of this Paragraph B is hereinafter referred to as the "ANNOUNCEMENT DATE"), then the Conversion Price shall, effective upon the Announcement Date and continuing through the Abandonment Date (as defined below), be equal to the Conversion Price which would have been applicable for an Optional Conversion occurring on the Announcement Date. From and after the Abandonment Date, the Conversion Price shall be determined as set forth in Article III.F "ABANDONMENT DATE" means with respect to any proposed transaction or tender offer for which a public announcement as contemplated by this Paragraph B has been made, the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer which caused this Paragraph B to become operative.

        C. Adjustment Due to Merger, Consolidation, Etc. If, at any time when any Series H

Preferred Stock is issued and outstanding, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, then the holders of Series H Preferred Stock shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock immediately theretofore issuable (without giving effect to any limitations upon conversion imposed by Article IV.C), such shares of stock, securities and/or other property as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore issuable upon conversion (without giving effect to any limitations upon conversion imposed by Article IV.C) had such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event not taken place, and in any such case, appropriate provisions shall be made with respect to the rights and interests of the holders of the Series H Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares of Common Stock issuable upon conversion of the Series H Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Corporation shall not effect any transaction described in this Paragraph C unless (i) each holder of Series H Preferred Stock has received written notice of such transaction at least thirty (30) days prior thereto, but in no event later than ten (10) days prior to the record date for the determination of shareholders entitled to vote with respect thereto, and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of this Paragraph C. The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the shares of Series H Preferred Stock outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

        D. Adjustment Due to Distribution. If the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (I.E. a spin-off)) (a "Distribution"), then the holders of Series H Preferred Stock shall be entitled, upon any conversion of shares of Series H Preferred Stock after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion (without giving effect to any limitations upon conversion imposed by Article IV.C) had such holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

        E. [Intentionally Omitted]

        F. Purchase Rights. If at any time when any Series H Preferred Stock is issued and outstanding, the Corporation issues any Convertible Securities or rights to purchase stock, warrants, securities or other property (the "PURCHASE RIGHTS") pro rata to the record holders of any class of Common Stock, then the holders of Series H Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series H Preferred Stock (without giving effect to any limitations upon conversion imposed by Article IV.C) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

        G. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article XI, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of Series H Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series H Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series H Preferred Stock.

                               XII. VOTING RIGHTS

        The holders of the Series H Preferred Stock have no voting power whatsoever, except as otherwise provided by the Delaware General Corporation Law (the "GENERAL CORPORATE LAW"), in this Article XII and in Article XIII below.

        Notwithstanding the above, the Corporation shall provide each holder of Series H Preferred Stock, at its request, with copies of proxy materials and other information sent to shareholders. If the Corporation takes a record of its shareholders for the purpose of determining shareholders entitled to (a) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (b) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least twenty (20) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.

        To the extent that under the General Corporate Law the vote of the holders of the Series H Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series H Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series H Preferred Stock (except as otherwise may be required under the General Corporate
Law) shall constitute the approval of such action by the class. To the extent that under the General Corporate Law holders of the Series H Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series H Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (without giving effect to any limitations upon conversion imposed by Article IV.C) using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated. Holders of the Series H Preferred Stock shall be entitled to notice of (and copies of proxy materials and other information sent to shareholders) all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's by-laws and the General Corporate Law.

                           XIII. PROTECTION PROVISIONS

        So long as any shares of Series H Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the General Corporate Law) of the holders of at least a majority of the then outstanding shares of Series H Preferred Stock:

                (a) alter or change the rights, preferences or privileges of the Series H Preferred Stock;

                (b) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series H Preferred Stock;

                (c) create any new class or series of capital stock having a preference over the Series H Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article IX hereof, "SENIOR SECURITIES");

                (d) increase the authorized number of shares of Series H Preferred Stock;

                (e) issue any shares of Series H Preferred Stock other than pursuant to the Securities Purchase Agreement; or

                (f) redeem, or declare or pay any cash dividend or distribution on, any capital stock of the Corporation ranking junior to the Series H Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (including the Common Stock).

If holders of at least a majority of the then outstanding shares of Series H Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series H Preferred Stock pursuant to subsection (a) above, then the Corporation shall deliver notice of such approved change to the holders of the Series H Preferred Stock that did not agree to such alteration or change (the "DISSENTING Holders") and the Dissenting Holders shall have the right, for a period of thirty (30) days, to convert all of their shares of Series H Preferred Stock pursuant to the terms of this Certificate of Designations as they existed prior to such alteration or change or to continue to hold their shares of Series H Preferred Stock.

                               XIV. MISCELLANEOUS

        A. Cancellation of Series H Preferred Stock. If any shares of Series H Preferred Stock are converted pursuant to Article IV, the shares so converted shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Corporation as Series H Preferred Stock.

        B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series H Preferred Stock.

        C. [Intentionally Omitted]

        D. Allocations of Reserved Amount. The Reserved Amount and each increase to the Reserved Amount shall be allocated pro rata among the holders of Series H Preferred Stock based on the number of shares of Series H Preferred Stock held by each holder at the time of the establishment of or increase in the Reserved Amount, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series H Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Reserved Amount. Any portion of the Reserved Amount which remains allocated to any person or entity which does not hold any Series H Preferred Stock shall be allocated to the remaining holders of shares of Series H Preferred Stock, pro rata based on the number of shares of Series H Preferred Stock then held by such holders.

        E. Statements of Available Shares. So long as any shares of Series H Preferred Stock are outstanding, the Corporation shall deliver to each holder a written report notifying the holders of any occurrence which prohibits the Corporation from issuing Common Stock upon any conversion. In addition, the
Corporation shall provide, within ten (10) days after delivery to the Corporation of a written request by any holder, any of the following information as of the date of such request: (i) the total number of shares of Series H Preferred Stock outstanding, (ii) the total number of shares of Common Stock issued upon all prior conversions of Series H Preferred Stock, (iii) the total number of shares of Common Stock which are reserved for issuance upon conversion of the Series H Preferred Stock, (iv) the total number of shares of Common Stock which may thereafter be issued by the Corporation upon conversion of the Series H Preferred Stock before the Corporation would exceed the Reserved Amount.

        F. Payment of Cash; Defaults. Whenever the Corporation is required to make any cash payment to a holder under this Certificate of Designations (as a Conversion Default Payment, upon redemption or otherwise), such cash payment shall be made to the holder within five (5) business days after delivery by such holder of a notice specifying that the holder elects to receive such payment in cash and the method (E.G., by check, wire transfer) in which such payment should be made. If such payment is not delivered within such five (5) business day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest rate permitted by applicable law until such amount is paid in full to the holder.

        G. Remedies Cumulative. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designations. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series H Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, the holders of Series H Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation this 26th day of March, 1997.


                                            PALOMAR MEDICAL TECHNOLOGIES, INC.




                                            By:             /s/
                                               --------------------------------
                                                  Sarah Burgess Reed
                                                  Assistant Secretary

                              NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder
                in order to Convert the Series H Preferred Stock)

The undersigned hereby irrevocably elects to convert ____________ shares of Series H Preferred Stock (the "CONVERSION"), represented by stock certificate No(s). ___________ (the "PREFERRED STOCK CERTIFICATES") into shares of common stock ("COMMON STOCK") of Palomar Medical Technologies, Inc. (the "CORPORATION") according to the conditions of the Certificate of Designations, Preferences and Rights of Series H Convertible Preferred Stock (the "CERTIFICATE OF DESIGNATIONS"), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series H Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "ACT"), or pursuant to an exemption from registration under the Act.


                          Date of Conversion:
                                             -------------------------

                          Applicable Conversion Price:
                                                       -------------------------

                          Amount of Conversion Default Payments
                          to be Converted, if any:
                                                  ------------------------------

                          Number of Shares of
                          Common Stock to be Issued:
                                                    ----------------------------



                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

                        (Must be _____ exactly as _____ appears on the Preferred
                         Stock Certificate)

                                           Name:
                                                --------------------------------

                                           Address:
                                                --------------------------------
                                           Social Security or
                                           Federal Tax I.D. Number:
                                                                   -------------

* The Corporation is not required to issue shares of Common Stock until the original Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation. The Corporation shall issue and deliver shares of Common Stock to an overnight courier not later than the business day following the later of (a) the second business day following the Conversion Date in the case of DWAC deliveries and the third business day following the Conversion Date in all other cases and (b) receipt of the original Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted, and shall make payments pursuant to the Certificate of Designations for the number of business days that such issuance and delivery is late.